EXHIBIT 10.3.1

First Amendment to the
DSW Inc.
2014 Long-Term Incentive Plan

Background Information

A.	DSW Inc. (the “Company”) previously adopted and currently maintains the DSW Inc. 2014 Long-Term Incentive Plan (the “Plan”).

B.
The Company desires to amend the Plan, effective for awards granted on or after January 1, 2018, to eliminate the automatic right to full vesting of awards upon a participant’s retirement and instead provide for such an acceleration of vesting at retirement only if the Compensation Committee of the Company’s Board of Directors approves of such terms in an individual award agreement.

C.	Section 9.01 of the Plan gives the Company’s Board of Directors the authority to amend the Plan at any time.

Amendment

1.	Section 5.01(C)(3) is deleted and replaced with the following:

Exercisability of Stock Appreciation Value Awards. Regardless of the vesting schedule set forth in any Award Agreement, but subject to Section 10.10 below, Stock Appreciation Value Awards that are not exercisable at Termination shall be fully and immediately exercisable (A) in the case of any Employee, if the Employee Terminates because of death or Disability, (B) in the case of a Consultant, the Consultant Terminates because of death or Disability, or (C), in the case of a Director, if the Director Terminates because of death or Disability. Unless the Committee provides otherwise in an Award Agreement (but subject to Section 10.10), Stock Appreciation Value Awards that are not exercisable when the Employee, Consultant, or Director Terminates for any other reason shall be forfeited.

2.	The second to last sentence in Section 5.02(2)(A) is deleted and replaced with the following:

Unless the Committee provides otherwise in an Award Agreement, if a Participant Terminates for any other reason, any Restricted Stock or Restricted Stock Units that had not previously vested as of the date when the Participant Terminates for any other reason shall be forfeited.

3.	The remainder of the Plan shall remain unchanged.

The Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, as of the ____ date of January, 2018.

By: _________________________________

Its: _________________________________